EXHIBIT 10.1

DISSOLUTION OF JOINT VENTURE AGREEMENT

THIS DISSOLUTION OF JOINT VENTURE AGREEMENT ("Agreement") made and entered into as of this 9th day of December 2011, by and between Phoenix Productions and Entertainment Group, LLC., a Nevada limited liability company ("PPEG"), and Z3 Enterprises, Inc, a Nevada corporation (“Z3”).

In keeping with Article IX, Section (c) of the Joint Venture Agreement signed between Phoenix Productions and Entertainment Group, LLC and Z3 Enterprises (formerly Bibb Corporation) on September 3, 2010 that is referenced below:

ARTICLE IX

DISSOLUTION

9.01 Events of the Joint Venturers. The Joint Venture shall be dissolved upon the happening of any of the following events: (a) The adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the parties; (b) The sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets; or (c) Mutual agreement of the parties.

Whereas the business purpose of the Joint Venture, as stated in Article I of the Agreement, encompasses the production and distribution of television, feature films, and other entertainment projects.

Whereas on March 29th, 2011, Z3’s business ceased to involve entertainment projects of any kind. On that date the Company acquired HPEV, Inc. and shifted their focus to the commercialization of the patents that have been assigned to Z3. The patents involve heat pipe technology and a platform for hybrid electric vehicle conversion.

Therefore, both parties hereby agree to dissolve the Joint Venture.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the 9th day of December 2011.

Z3 Enterprises, Inc.

A Nevada Corporation

/s/ Judson Bibb

Judson Bibb, Secretary and Director

Phoenix Productions and Entertainment Group, LLC

A Nevada Limited Liability Company

/s/ Ross Giles

Ross Giles, Managing Member